Exhibit 4.77

Joint Venture Agreement

Dated this _______day of _______, 2026

Joint Venture Agreement

The following parties shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

Party A: Uxin (Anhui) Industrial Investment Group Co., Ltd. (优信（安徽）产业投资集团有限公司)

Legal Representative: Jing Wenbing

Address: Building A1, Southeast Complex, Intersection of Yangmiao Road and Chezuo Road, Wushan Town, Changfeng County, Hefei City, Anhui Province

Uniform Social Credit Code: 91340121MAD22TRW6C

Party B 1: Jiangyin Huigang Qihang Investment Partnership (江阴惠港启航投资合伙企业)（有限合伙）

Legal Representative: [REDACTED]

Address: [REDACTED]

Uniform: [REDACTED]

Party B 2: Jiangyin Chan Fa Ke Chuang Investment Partnership (Limited Partnership) (江阴市产发科创投资合伙企业)（有限合伙）

Legal Representative: [REDACTED]

Address: [REDACTED]

Uniform: [REDACTED]

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations and on the basis of the principles of equality, free will, good faith and mutual benefit, Party A and Party B ((hereinafter collectively referred to as the “Parties”, with Party B1 and Party B2 collectively referred to as “Party B”), intending to be legally bound hereby, agree as follows with respect to their joint investment in the Uxin used car project in Jiangyin Lingang Economic Development Zone (hereinafter referred to as “the Project”) upon friendly negotiation.

Article 1 Basic Information of Joint Venture

1.1 Formation of Joint Venture

The Parties hereby agree to form a joint venture in accordance with the Company Law of the People’s Republic of China and other relevant laws and regulations of China.

1.2 Name and Registered Address of Joint Venture

1.2.1 The Joint Venture is tentatively named 优信（江阴）智能再制造有限责任公司 (Uxin (Jiangyin) Intelligent Remanufacturing Co., Ltd.) in Chinese (the final name shall be as registered with the administration for industry and commerce).

1.2.2 The registered address of the Joint Venture is: Room 206-2, No. 200 Zhujiang Road, Lingang Economic Development Zone, Jiangyin City.

1.3 Legal Representative of Joint Venture

The legal representative of the Joint Venture is Pan Wenjie.

1.4 Legal Status of Joint Venture

The Joint Venture is a limited liability company incorporated under the laws of China, and the Parties shall be liable to the Joint Venture to the extent of their respective subscribed contributions to the registered capital of the Joint Venture.

Article 2 Purpose and Scope of Business of Joint Venture

2.1 Purpose of Joint Venture

The purpose of the Joint Venture is to conduct business activities in China according to the principle of equality, friendly economic exchanges and mutual benefit.

2.2 Scope of Business of Joint Venture

2.2.1 The scope of business of the Joint Venture is as follows: General items: manufacturing of auto parts and accessories; manufacturing of mechanical and electrical equipment; manufacturing of electronic components and devices; manufacturing of metal processing machinery; operating on the used car trading market; providing used car brokerage services; sale of vehicles; used car appraisal and evaluation; retail sale of auto parts and accessories; sale of car decoration products; repair and maintenance of motor vehicles; spray painting; property management; general cargo warehousing services (excluding hazardous chemicals and other items subject to licensing approval); information consulting services (excluding information consulting services subject to licensing); sale of new-energy vehicles; sale of electrical accessories for new-energy vehicles; sale of battery swap facilities for new-energy vehicles; sale of new-energy vehicle production and testing equipment; commercial agency services; auto towing, rescue and wrecker services; leasing of non-residential properties (except for businesses subject to licensing, the Joint Venture may carry out business activities not prohibited or restricted by the laws and regulations independently in accordance with the law). The Joint Venture shall comply with the relevant laws and regulations promulgated in China in all its activities, and shall have the right to the protection of such laws and regulations.

Article 3 Term of Operation

3.1 Term of Operation

3.1.1 The Joint Venture shall have an indefinite term of operation commencing from the date of incorporation.

Article 4 Total Investment and Registered Capital

4.1 Total Investment

The total investment in the Joint Venture is RMB One Hundred Million Yuan (RMB100,000,000)

4.2 Registered Capital & Form of and Time Limit for Capital Contribution

The registered capital of the Joint Venture is RMB One Hundred Million Yuan (RMB100,000,000). The Parties shall make contributions to the registered capital of the Joint Venture in the following ratio and form:

4.2.1

Name of Shareholder	Amount of Contribution (RMB Yuan)	Shareholding Ratio	Form of Contribution
Uxin (Anhui) Industrial Investment Group Co., Ltd.	68,000,000	68%	Monetary contribution
Jiangyin Huigang Qihang Investment Partnership	16,000,000	16%%	Monetary contribution
Jiangyin Chan Fa Ke Chuang Investment Partnership	16,000,000	16%	Monetary contribution
Total	100,000,000	100%	Monetary contribution

4.2.2 Party A shall be the first to make each installment of paid-in capital contribution. Party A shall complete the initial paid-in capital contribution within three (3) months from the date on which the operating premises of the Joint Venture are available for use, the specific conditions for such availability being subject to the lease agreement to be entered into between the Joint Venture and the entity designated by the Administrative Committee of Jiangyin Lingang Economic Development Zone. Party B shall, within five (5) days from the date of Party A’s initial paid-in capital contribution, in aggregate make paid-in capital contributions in an amount no less than Party A’s initial contribution. Within twelve (12) months from the date of Party A’s initial paid-in capital contribution, each of Party A and Party B shall have made cumulative paid-in capital contributions of no less than RMB 20 million. Within twenty-four (24) months from the date of Party A’s initial paid-in capital contribution, Party A shall make the second installment of paid-in capital contribution of RMB 13 million, and Party B shall, within five (5) days following Party A’s completion of such second installment, pay up all of its remaining subscribed capital. Within thirty-six (36) months from the date of Party A’s initial paid-in capital contribution, Party A shall make the third installment of paid-in capital contribution of RMB 13 million, and within forty-eight (48) months from the date of Party A’s initial paid-in capital contribution, Party A shall pay up all of its remaining subscribed capital. At each of the foregoing capital contribution installments, Party B1 and Party B2 shall make their respective contributions simultaneously and in equal amounts.

4.3 Use of Shareholders’ Contributions. The capital contributions made by the Parties shall be used to cover the operating and administrative expenses of the Joint Venture.

Article 5 Operations Management Body

5.1 Operations Management Personnel

5.1.1 The Joint Venture shall establish an operations management body consisting of a general manager and a financial controller, who shall be responsible for managing the routine operations of the Joint Venture. The general manager and the financial controller shall be designated by Party A, and their appointment or dismissal shall be subject to approval by the Board of Directors.

5.1.2 Party B may designate a shareholder representative, whose duties are as follows:

(1) The shareholder representative shall hold the USB-Shield used to make enquiries on the Joint Venture’s account, and shall have the right to supervise the movement of funds of the Joint Venture, give reasonable advice, and report such movement to Party B. Party B or its shareholder representative shall have the right to request from the Joint Venture its truthful financial statements and the corresponding accounting documents. Party B shall have the right to demand that other authorized representatives (including lawyers, accountants and other professionals) assist its shareholder representative with his/her work, and Party A shall cause the Joint Venture to fully cooperate with such inspection. If such inspection reveals any exceptional movement of funds without going through the decision-making process agreed in this Agreement or the Articles of Association and in violation of the Joint Venture’s regulations on use of funds, related-party transactions or management of assets, Party B shall have the right to demand that the Board of Directors cause the responsible party to make rectifications and return the corresponding funds to the Joint Venture within a certain time limit.

(2) If the funds are not returned within 10 days, Party B shall have the right to demand payment of a sum equivalent to one and a half ten-thousandth of such funds per day as liquidated damages. Where any exceptional movement of funds occurs and the funds are not returned to the Joint Venture within the specified time limit, Party B shall have the right to demand a replacement of the responsible director(s), senior officer(s) and employee(s).

5.1.3 Duties of Operations Management Personnel

5.1.4 The duties of the general manager are to implement the resolutions of the Shareholders’ Meeting and of the Board of Directors, organize and lead the routine operations management activities of the Joint Venture, and exercise other functions and powers granted by the Shareholders’ Meeting and the Board of Directors.

5.1 The duties of the financial controller are as follows:

(1) to be in charge of the overall management of the financial affairs of the Joint Venture, sign significant financial documents and statements, and be accountable and report to the general manager;

(2) to implement the decisions of the Shareholders’ Meeting and of the Board of Directors on financial affairs, control the costs of the Joint Venture, prepare capital plans, review and supervise the use of funds and the balance of income and expenditure of the Joint Venture, submit financial analysis reports to the Shareholders’ Meeting, the Board of Directors and the general manager, and make recommendations for improvement;

(3) to participate in the development of the Joint Venture’s business plans, and make plans for the use of funds;

(4) to guide the operation of the Joint Venture in compliance with applicable laws, regulations and relevant institutional documents.

5.2 Term of Office, Dismissal and Replacement

5.2.1 The general manager and the financial controller shall each serve for a term of three years and may be reappointed for an additional term by a resolution of the Board of Directors.

5.2.2 If the general manager or the financial controller is dismissed or resigns, his/her successor shall be designated or appointed pursuant to Article 5.1.1 hereof.

5.3 Definition of Senior Officers

Senior officers shall include the general manager, the financial controller, the chief operating officer and managers at the deputy general manager level or above of the Joint Venture, as well as other persons deemed by the Board of Directors to be a senior officer.

5.4 Duties of Senior Officers

5.4.1 The general manger and other senior officers of the Joint Venture shall carry out their duties in a diligent and responsible manner and act in the best interest of the Joint Venture;

5.4.2 The financial controller shall report to the general manager, provided that such reporting shall have no adverse impact on the normal operation of the Joint Venture.

5.4.3 For matters involving related-party transactions, lending and cash concentration or transfer of assets of the Joint Venture, the senior officers shall carry out the relevant activities in accordance with the regulations on capital management, related-party transactions or asset management then in force.

5.4.4 In order to maintain stable operation of the Joint Venture, no less than 10 key employees recommended by Party A and selected and appointed by the Joint Venture shall sign with the Joint Venture an employment contract with a term of no less than 3 years. If any of such employees is subject to an order on restriction of high-level consumption or an order on restriction of consumption, or is included in the list of dishonest persons subject to enforcement, or is unsuitable for continuing to serve the Joint Venture for such other reasons as set forth in Article 168 of the Company Law, the Joint Venture shall replace such employee within one week, and Party A shall cause the Joint Venture to comply with the provisions of this Article. In the event that the Joint Venture violates any provisions of this Article, the supervisor appointed by Party B shall have the right to propose the dismissal of said employee.

Article 6 Supervisor

6.1 Appointment and Removal of Supervisor

6.1.1 The Joint Venture does not set up a supervisory committee and only has one supervisor to be appointed by Party B. The supervisor shall serve for a term of three years and may be reappointed by Party B for an additional term.

6.1.2 The supervisor may be appointed or removed only by written instrument signed by Party B.

6.1.3 No directors and senior officers may concurrently serve as the supervisor.

6.2 Functions and Powers of Supervisor

For the avoidance of doubt, the supervisor of the Joint Venture shall exercise the following functions and powers:

(1) to inspect the financial affairs of the Joint Venture;

(2) to supervise directors’ and senior officers’ performance of the duties assigned by the Joint Venture, and to propose removal of any directors or senior officers who have violated the laws, the administrative regulations, the Articles of Association or any board resolutions;

(3) to demand a director or a senior officer to make corrections if any of his/her acts is detrimental to the interests of the Joint Venture;

(4) to put forward proposals to the Shareholders’ Meeting;

(5) to initiate lawsuits against directors and senior officers in accordance with the law；

(6) to propose the convening of an extraordinary shareholders’ meeting, and to convene and preside over the shareholders’ meeting where the Board of Directors fails to perform its statutory duties of convening and presiding over the same.

Article 7 Board of Directors

7.1 Governing Body of Joint Venture

7.1.1 The Board of Directors is an operations management body of the Joint Venture which shall decide on the major issues of the Joint Venture (hereinafter referred to as the “Board”).

7.1.2 For the avoidance of doubt, the functions and powers of the Board shall include, without limitation:

(1) to convene shareholders’ meetings, report to the Shareholders’ Meeting and implement the resolutions thereof;

(2) to determine the operational guidelines and investment plans of the Joint Venture and its branches;

(3) to develop the profit distribution plans and loss recovery plans of the Joint Venture;

(4) to formulate the Joint Venture’s plans on any increase or reduction of its registered capital and on issuance of corporate bonds;

(5) to put forward proposals for any merger, division, dissolution, liquidation or change of corporate form of the Joint Venture;

(6) to decide on the establishment of the internal management bodies of the Joint Venture and its branches;

(7) to appoint or dismiss the company manager and determine his remuneration matters; and upon nomination by the manager, to appoint or dismiss the deputy manager, person in charge of finance of the Company and determine their remuneration matters;

(8) to formulate the basic management systems of the Joint Venture;

(9) to deliberate on and approve the equity investment matters of the Joint Venture and its branches；

(10) other powers as stipulated in the Articles of Association (and any amendments thereto) or granted by the Shareholders’ Meeting.

7.2 Total Number of Directors, Power to Appoint Directors, and Term of Office of Directors

7.2.1 The Board shall consist of three directors (hereinafter referred to as the “Total Number of Directors”), two of which shall be nominated by Party A and one by Party B.

7.2.2 Each director shall serve for a term of three years and may be reappointed by his/her appointing shareholder for an additional term.

7.3 Chairman

7.3.1 One of the directors nominated by Party A shall serve as the chairman (hereinafter referred to as the “Chairman”) of the Joint Venture.

7.4 Rules of Procedure of the Board

7.4.1 A meeting of the Board of Directors shall be duly convened only if no less than two-thirds of the directors are present. A resolution of the Board of Directors shall be adopted only with the consent of no less than two-thirds of all directors. Matters specified in Item (4), (5) and (9) of Clause 7.1.2 shall require the unanimous consent of all directors.

7.4.2 Both Parties shall negotiate and formulate the draft versions of the capital management system, related-party transaction system and asset management system within sixty (60) days after the signing of this Agreement. The aforesaid systems shall be formally formulated within thirty (30) days upon the establishment of the Joint Venture and submitted to the first meeting of the Board of Directors for resolution (the convening date of the first Board meeting shall not be later than five (5) days prior to the date of Party B’s first capital contribution). All the above matters shall be subject to the unanimous consent of all directors.

7.4.3 Each director shall have one vote. If a director is unable to attend a board meeting for whatever reason, he/she may issue a written power of attorney to appoint another director to attend and vote at the board meeting as his/her proxy, and the proxy so appointed shall have the same rights and powers as the director issuing the power of attorney to the extent authorized therein.

7.4.4 The board meetings shall be convened and presided over by the Chairman.

7.4.5 Before a regular or extraordinary board meeting, each director shall be notified of the date, place and agenda of such meeting by email two days in advance, unless the director waives such notice.

7.4.6 Each director may participate in a board meeting by any means (such as by means of conference telephone or other communication equipment) as long as all directors attending the meeting can communicate with each other. Any director attending a board meeting by any such means shall be deemed to have attended the meeting in person. Matters to be decided by a board resolution may be decided directly by a resolution passed by all directors without holding a board meeting, provided that such resolution shall be signed and sealed by all directors.

7.5 Board Resolutions

Board resolutions shall be written in Chinese, and be signed by all directors present in person or by proxy before being kept by the Joint Venture and copied to all parties concerned.

Article 8 Shareholders’ Meeting

8.1 The Shareholders’ Meeting of the Joint Venture is a governing body of the Joint Venture which is composed of all shareholders. It shall exercise the following functions and powers:

(1) to appoint and replace the directors and the supervisor, and to decide on matters concerning their remunerations;

(2) to deliberate on and approve the reports of the Board;

(3) to deliberate on and approve the reports of the supervisor;

(4) to deliberate on and approve the Joint Venture’s profit distribution plans and loss recovery plans;

(5) to revise the Articles of Association;

(6) to increase or reduce the registered capital;

(7) to make resolutions on the liquidation, merger, division, dissolution or change of corporate form of the Joint Venture;

(8) to make any equity investments and sign any joint venture agreements;

(9) to decide on the issuance of corporate bonds;

(10) to exercise such other functions and powers as specified in the Articles of Association.

8.2 Any resolution of the Shareholders’ Meeting shall be approved by shareholders holding no less than two-thirds of the voting rights. At the Shareholders’ Meeting, shareholders shall exercise their voting rights in proportion to their subscribed capital contributions. Notwithstanding the foregoing, matters set forth in Item (5), (6), (7) and (9) of Article 8.1 shall require the unanimous consent of all shareholders.

Article 9 Distribution of Profits

9.1 Where the Joint Venture distributes its after-tax profits for the current year, it shall allocate 10% of the profits to the statutory surplus reserve, provided that such allocation is no longer required when the cumulative amount of statutory surplus reserve reaches 50% of the registered capital of the Joint Venture.

9.2 Where the balance of the statutory surplus reserve of the Joint Venture is insufficient to make up the losses it has sustained in previous years, the profits for the current year shall be first used to make up such losses before an allocation is made to the statutory surplus reserve in accordance with the preceding paragraph.

9.3 After the Joint Venture has allocated a portion of its after-tax profits to the statutory surplus reserve, it may, subject to a resolution of the Shareholder’s Meeting, allocate an additional portion of its after-tax profits to the discretionary surplus reserve.

9.4 The remaining after-tax profits of the Joint Venture, after application thereof toward making up its losses and allocation of a portion thereof to the surplus reserves, shall be distributed between the shareholders in proportion to their respective paid-in capital, provided that the relevant profit distribution plan shall have been developed and approved by the Shareholders’ Meeting and the Board of the Joint Venture.

9.5 The Joint Venture shall achieve positive Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) within 24 months following its official operation. Within three years, it shall record cumulative sales revenue of no less than RMB 1.5 billion and cumulative net profit of no less than RMB 8 million. Starting from the fourth year onwards, its annual sales revenue shall be no less than RMB 800 million, with an annual net profit of no less than RMB 6 million.

Article 10 Right to Know and Right to Inspect

10.1 The Joint Venture shall conduct audits in accordance with China’s Accounting Standards from the date of its formation, and shall engage an accounting firm to perform such audits.

10.2 The Joint Venture shall provide financial statements to both shareholders on a monthly basis. Each shareholder shall have the right to inspect, either directly or through an authorized representative (including a lawyer, accountant and other professional), all books of accounts, records and business documents of the Joint Venture, verify all assets of the Joint Venture, and request from the management of the Joint Venture written explanations and responses on issues relating to the operation of the Joint Venture. The Joint Venture shall, and the shareholder other than the one with the right to inspect shall cause the Joint Venture to, fully cooperate with such inspections.

Article 11 Transfer of Shares

11.1 Unless otherwise agreed herein, without the consent of the other Party, neither Party may transfer its shares to a third party or cause the shares of the Joint Venture to be restricted in the following way:

11.1.1 Directly or indirectly transferring its shares to a third party, or causing any change in the shares of the Joint Venture by means of M&A, issuance of additional shares or otherwise;

11.1.2 Causing any change in the equity-related rights and interests such as voting right; and causing any change in special debts which carry the voting right or which are convertible into equity in the future, such as convertible corporate bonds;

11.1.3 Any other activities which may lead to any change in the shares of the Joint Venture or any restriction of rights (such as judicial enforcement, seizure, pledge of shares, etc.).

11.2 If the Joint Venture falls into any of the following circumstances, Party B shall have the right to transfer all its shares, and Party A shall cooperate with such transfer unconditionally in accordance with the Company Law and the regulations on supervision of state-owed assets. Where Party B issues a buy-back notice to Party A, Party A shall buy back such shares unconditionally at such price as stipulated in item a of Article 11.3 hereof;

a) The Joint Venture has not conducted any business activities within its scope of business one year after its incorporation;

b) The Joint Venture fails to achieve such business objectives as agreed in Article 9.5;

c) There has been a long-term conflict among the members of the Board, causing the Board unable to convene a board meeting on 3 occasions or to form an effective resolution on 3 occasions.

11.3 During the period in which Party A holds the equity, Party A shall have the right at any time to purchase part or all of the equity in the Joint Venture held by Party B. Upon receipt of the purchase notice issued by Party A, Party B shall be obligated to transfer such equity to Party A. The consideration for the equity transfer shall be the higher of the following two prices:

a)	The sum of the paid-in capital corresponding to the proposed transferred equity and the investment return. The investment return shall be calculated at a simple annual interest rate of 5% on the basis of the paid-in capital corresponding to the proposed transferred equity. The calculation period of the investment return shall commence from the date of each capital contribution made by Party B and end on the date when Party A pays the equity transfer consideration;

b)	The transfer price determined by the appraisal results of the proposed transferred equity conducted by the appraisal institution mutually recognized by both Parties.

11.4 Where Party A transfers its shares to a third party with the consent of Party B, Party B shall have the right to elect whether to transfer its shares to the same transferee at the same price and under the same conditions together with Party A in proportion to their shareholdings. Party A shall cause the transferee to purchase the shares of Party B at the same price and under the same conditions.

Article 12 Amendment

12.1 Amendment

No amendment to this Agreement shall be effective unless made by written agreement executed by the Parties.

Article 13 Liability for Breach of Contract

13.1 If either Party violates any warranties, undertakings, agreements or other provisions contained herein, or if either Party makes any false representations hereunder, thereby causing the other Party to incur any expenses, liabilities or losses (including but not limited to the actual losses and any loss of anticipated profits (which must be supported by reasonable evidence) suffered by such Party, any interest paid, or loss of interest sustained by, such Party, any attorney’s fees incurred by such Party, and any and all benefits such Party is entitled to but has been deprived of, collectively referred to as the “Indemnifiable Losses” ), the breaching Party or the Party making any such false representations shall be liable to indemnify the non-breaching Party for all the above Indemnifiable Losses.

13.2 The Parties shall fulfil their capital contribution obligations in accordance with this Agreement, the Articles of Association or the resolutions of the Shareholders’ Meeting. Where either Party delays its contribution of capital or withdraws its capital contributions, it shall, starting from the date of such delay or withdrawal, pay the non-breaching Party a sum equivalent to one and a half ten-thousandth of the overdue contribution amount per day as liquidated damages.

13.3 During the operation of the Joint Venture, if either Party uses its position to engage in unfair related-party transactions, misappropriate the funds of the Joint Venture or commit any other acts detrimental to the interests of the Joint Venture, the breaching Party shall cure such breach within 10 days upon its receipt of a written notice to cure from the non-breaching Party; if the breaching Party fails to cure such breach within the required time limit for no good reason, it shall pay the non-breaching Party a sum equivalent to one and a half ten-thousandth of the misappropriated amount per day as liquidated damages.

13.4 Unless otherwise provided herein, where either Party breaches the provisions of Article 11.1 hereof, the non-breaching Party may issue a notice to cure to the breaching Party; if the breaching Party fails to cure such breach within the required time limit or fails to cure such breach to the satisfaction of the non-breaching Party, the non-breaching Party shall have the right to transfer its shares to a third party, or to issue a buy-back notice to the breaching Party, demanding that the breaching Party buy back its shares unconditionally at such price as specified in Articles 11.3 and 11.4.

Article 14 Force Majeure

14.1 Force Majeure

Should any force majeure events (including but not limited to earthquakes, typhoons, floods, fires, explosions, natural disasters, acts of civil or military authorities, labor disputes, riots, wars, financial crises, major public health emergencies or other unforeseeable events beyond the reasonable control of a Party, or changes in the relevant laws, regulations, rules or policies of China) occur, the Party being prevented from performing its obligations hereunder shall notify the other Party of such events without delay and shall, within fifteen (15) days after such notification, provide detailed information about such events and the notarial documents issued by notaries public to prove such events (if applicable), explaining the reasons for its inability to perform, or delay in performing, all or part of its obligations hereunder.

14.2 Performance of Contract under Force Majeure

If either Party has, or both of the Parties have, been prevented by a force majeure event or the effects thereof from performing all or part of its or their obligations hereunder for ninety (90) days or more, the Parties shall, depending on the impact of such force majeure event on the performance hereof, consider whether to terminate this Agreement, or release the affected Party or the Parties from part of its or their obligations hereunder, or extend the time limit for the performance hereof.

Article 15 Governing Law

15.1 The conclusion, validity, interpretation and performance of, and the resolution of disputes arising out of or in connection with, this Agreement shall be governed by the laws of China, without regard to the conflict of law rules thereunder. If any changes in the laws of China have a significant adverse impact on either Party, the Parties shall make modifications to this Agreement in good faith with the goal of maintaining the original economic interests of the Parties.

Article 16 Dispute Resolution

16 The Parties shall first seek to resolve any dispute arising out of this Agreement through friendly negotiation. If no agreement is reached through negotiation, such dispute shall be referred to a people’s court in the place where the plaintiff is located for resolution through litigation.

Article 17 Miscellaneous

17.1 Notices

Any notices, litigation papers or judicial instruments of other nature or other communications (the “Notices”) sent by either Party to the other Party in relation hereto shall be made in writing (including but not limited to letters and emails). For the purpose of the service of the Notices, the contact information of the Parties is as follows:

Party A

Address: 21/F, Donghuang Building, Guangshun South Avenue, Chaoyang District, Beijing

Postal Code: 100102

MP: [REDACTED]

Email: [REDACTED]

Addressee: [REDACTED]

Party B

Address: [REDACTED]

Postal Code: 430415

MP: [REDACTED]

Email: [REDACTED]

Addressee: [REDACTED]

17.2 Effectiveness

In principle, all matters agreed upon herein shall be recorded in the Articles of Association. The Articles of Association drafted at the time of incorporation of the Joint Venture shall serve as the legal instrument concerning the registration and filing of the Joint Venture, and shall be legally binding on the Joint Venture and its shareholders and senior officers with respect to matters uncovered herein. In case of any inconsistency between the Articles of Association and this Agreement, this Agreement shall prevail, and if there is any supplementary agreement, such supplementary agreement shall prevail. Matters uncovered in the Articles of Association shall be governed by this Agreement, or by the relevant supplementary agreement, if any. Matters not addressed in this Agreement and any supplementary agreement but provided for in the Articles of Association shall be governed by the Articles of Association.

17.3 Counterpart

This Agreement shall be executed in Chinese in six (4) counterparts, with the Parties each holding two (2) counterparts. Each counterpart shall be deemed an original, but all counterparties together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

In witness whereof, the Parties or their authorized representatives have executed this Agreement as of the date first above written.

Uxin (Anhui) Industrial Investment Group Co., Ltd.

(seal)

Signature:	/s/ Jing Wenbing
Name:	Jing Wenbing
Title:	Legal Representative

Jiangyin Huigang Qihang Investment Partnership

(seal)

Signature:	/s/ Yang Qin
Name:	Yang Qin
Title:	Legal Representative

Jiangyin Chan Fa Ke Chuang Investment Partnership (Limited Partnership)

Signature:	/s/ Liang Chunhui
Name:	Liang Chunhui
Title:	Legal Representative